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                                                                   EXHIBIT 21.1


                     List of Subsidiaries of the Registrant


American Journal Inc., a New York corporation.

Buffalo Management Enterprises Co. Inc., a New York corporation

Camelot Entertainment Sales of Delaware, Inc., a Delaware corporation.

Four Crowns Inc., a Delaware corporation

Inside Edition Inc., a New York corporation.

K.W.M., Inc., a Delaware corporation.

King World Corporation, a Delaware corporation

King World Direct Inc., a Delaware corporation

King World FSC Corporation, a Virgin Islands corporation.

King World/RWS Inc., a New York corporation

King World/LBS Inc., a New York corporation

King World Merchandising, Inc., a Delaware corporation.

Quickstead Inc., a California corporation.

Topper Productions Inc., a California corporation